As filed with the Securities and Exchange Commission on September 3, 2013

Registration No. 333-189373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EveryWare Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-3414553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue

Lancaster, Ohio 43130

(740) 681-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John K. Sheppard

President and Chief Executive Officer

EveryWare Global, Inc.

519 North Pierce Avenue

Lancaster, Ohio 43130

Tel.: (740) 681-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol Anne Huff

Elisabeth M. Martin

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Fax: (312) 862-2200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	6,500,000	$10.43	$67,795,000	$9,247.24(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the NASDAQ Capital Market on June 12, 2013.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2013

PROSPECTUS

6,500,000 Shares

EveryWare Global, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 6,500,000 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 37.

Our common stock is traded on The NASDAQ Stock Market under the symbol “EVRY.” On August 30, 2013, the last reported sale price of our common stock on The NASDAQ Stock Market was $12.95 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, and, as such, are allowed to provide more limited disclosures than an issuer that would not so qualify.

Investing in the common stock involves risks. See “Risk Factors” on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling stockholders may use the shelf registration statement to sell up to an aggregate of 6,500,000 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of common stock by the selling stockholders. The selling shareholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context indicates otherwise, the terms “EveryWare,” “Company,” “we,” “us,” and “our” refer to EveryWare Global, Inc., a Delaware corporation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

INFORMATION ABOUT THE COMPANY

Our Business

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. Management believes we maintain leading market positions in nearly all of our major product categories as measured by percentage of sales. We offer a comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, banquetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under our iconic, internationally-recognized brand names ONEIDA®, Anchor Hocking®, Sant’ Andrea®, OneidaCraft®, Anchor®, Anchor Home Collection®, FireKing®, Delco®, Rego® and Buffalo China®. In addition, in Europe and Australia we market our products under the Viners™, Mermaid™ and George Wilkinson™ brands and in Latin America under the W.A. Rogers™, Anchor Hocking®, ONEIDA® and Ana Maria Braga™ brands, among other regional and licensed brands in the geographic areas we service. Our diverse customers range from Fortune 500 companies to medium- and small-sized companies in over 65 countries, including widely recognized names such as Wal-Mart, Target, Crate and Barrel, Publix, Bed, Bath & Beyond, Canadian Tire, John Lewis, Tesco, El Puerto de Liverpool, Fiesta Americana, Hyatt, Marriott, United Airlines, Royal Caribbean Cruise Lines, Darden Restaurants, Edward Don and Constellation Brands. For the six months ended June 30, 2012 and the year ended December 31, 2012, we generated revenue of $194.8 million and $421.7 million, respectively. For the six months ended June 30, 2013, we generated revenue of $200.2 million.

We operate our business in four segments: consumer, foodservice, specialty and international.

•

Consumer: Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under our iconic brands, Anchor Hocking® and ONEIDA®, and through licensing arrangements. Sales in our consumer segment are made to mass merchants, discount retailers, specialty stores, department stores and grocery stores, as well as to consumers through our e-commerce site.

•

Foodservice: Our foodservice segment provides flatware, dinnerware, beverageware, barware, hollowware and banquetware to the foodservice industry. Sales in our foodservice segment are made to equipment and supply dealers, the hotel and gaming industries, broadline distributors and chain restaurants, as well as to the airline and cruise industries.

•

Specialty: Our specialty segment offers glassware accessories and containers for both candles and floral vases in a broad range of styles, patterns and colors to industry wholesalers. We also offer customized spirit bottles to domestic and international premium spirit distillers and distributors, as well as fishbowls and high quality industrial lighting products to select customers.

•

International: Our international segment offers a complete range of consumer and foodservice products, including our U.S. manufactured glassware and our sourced flatware, dinnerware, barware, hollowware, banquetware, cookware, cutlery and gadgets in over 65 countries outside the U.S. and Canada.

Industry

We participate in the large and attractive housewares and foodservice global markets. We estimate that the global consumer tabletop and food preparation market is a $50 billion market with U.S. sales representing approximately $12.2 billion in 2011. We estimate that the U.S. consumer tabletop market represented approximately $4.9 billion, and that the U.S. food preparation market represented approximately $7.3 billion in sales in 2011. We estimate that the global foodservice tabletop market was a $2.7 billion market in 2011, and that

U.S. sales represented approximately $990.0 million of this market. The large size of these markets presents opportunities for continued market share gains and growth, both domestically and internationally. We believe that positive macroeconomic trends will support our growth, including a rebound in previously deferred demand for consumer durables, increasing numbers of new home sales and formations of new households, as well as growth in the hotel and restaurant industries. Within the global housewares and foodservice industries, the competitive landscape is fragmented and includes numerous smaller competitors as well as a limited number of larger competitors. We believe we are the only company that offers a comprehensive global tabletop and food preparation solution across both the consumer and foodservice marketplaces.

Business and Competitive Strengths

Our vision is to become the leading global marketer of trusted brands in dining and food preparation, recognized for providing quality tabletop and kitchen solutions to our small, mid-sized and large customers. Our business strengths include:

Iconic, Globally-Recognized Brands

EveryWare has a broad portfolio of brands with global recognition in the consumer and foodservice channels, as well as regional brands that enhance EveryWare’s broad portfolio. The most recent Home Furnishing News report from 2009 identified the ONEIDA® brand as the #1 most recognized tabletop brand name in the U.S., with meaningful brand awareness throughout the tabletop and general household category, and Anchor Hocking® as among the top ten tabletop brands in the U.S.

Leading Market Position in Most Major Categories Served

We believe we are the world’s largest marketer of stainless steel and silver plated flatware for the consumer and foodservice industries. We believe the ONEIDA® brand holds a #1 market position in flatware for the consumer and foodservice channels, with 15% and 33% market share, respectively, as estimated by management, based on sales for 2012. Management believes ONEIDA® also has a leading market position in dinnerware in the U.S. for the foodservice channel based on estimates of sales.

Single-Source Tabletop Solution with Superior Customer Service

We offer a high quality single-source tabletop solution to our customers through our comprehensive line of over 9,000 tabletop, food preparation and specialty glass products, which we believe is the broadest tabletop platform in the industry. We maintain a strong presence in each of our geographic markets through locally managed operating companies, which provide specialized marketing, sales and customer service expertise. As a result, we deliver a compelling value proposition of assortment breadth, quality customer service and global logistical support, innovation and local market specialization.

High Switching Costs Create Consistent Recurring Revenue Model

High switching costs provide us with a substantial advantage and consistent, recurring revenue given our incumbent position with customers and our leading foodservice market share. Management believes that approximately 90% of Anchor’s 2012 foodservice revenue and approximately 70% of Oneida’s 2012 foodservice revenue were generated from replenishment business based on management’s knowledge of our customers and our relationships with them.

Diverse and Longstanding Customer Relationships

Our customer base is highly diversified across the consumer, foodservice, specialty and international markets. Our top 10 customers, which include widely recognized names in the retail and hospitality industries, accounted for 38% of 2012 net sales, with an average historical relationship of approximately 25 years. Our largest customer accounted for 14% of 2012 net sales and no other customer accounted for more than 4% of net sales.

Highly Efficient Dual Sourcing: Manufacturing with Ample Capacity and Diverse Supply Chain

We utilize a flexible dual sourcing model that allows us to either manufacture or source products from third parties depending on relative efficiency, cost and strategic considerations. We believe we have manufacturing capabilities to produce the most diverse line of glassware products in the U.S. glassware industry and that our ample capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality. We are not dependent on any particular country for our sourcing needs and source our products from China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria. We believe our strategic sourcing relationships will allow us to grow without incremental investment or capital expenditure requirements.

Significant Barriers to Entry

Our globally recognized brands, substantial product breadth, library of patterns and designs created over 100 years, and reputation for service provide us with barriers to entry that contribute to our leading market position. In addition, our manufacturing infrastructure is both a competitive advantage and a significant barrier to entry, with a replacement cost estimated by management to be approximately $250 million. While glass can be imported, the heavier weight and large volume of air that must be packed with the product increase the cost to do so.

Experienced and Incentivized Management Team

Our Chief Executive Officer, John Sheppard, and our Chief Financial Officer, Bernard Peters, lead a talented and deep management team, with an average of 20 years of consumer products industry experience and a proven track record of growing world-class brands domestically and internationally. Importantly, our senior management team participates in an equity incentive program, which aligns their interests with those of our stockholders.

Growth Strategy

We believe we have attractive long-term growth prospects in all segments of our business. Our growth strategies include:

Increase Market Penetration through Channel and Category Expansion

EveryWare’s portfolio of brands extends to all tabletop and food preparation categories, which we believe we can further increase category penetration in each of our segments. We intend to expand our market penetration in our consumer segment in the grocery, club, department store and specialized retail channels, in our foodservice segment through expansion of our existing flatware, glassware, dinnerware offerings and our ONEIDA® banquetware assortment through an exclusive distribution relationship and in our special markets segment by expanding our spirits capabilities and product assortment. Our international segment has parallel strategies as the consumer and foodservice segments, in addition to expanding regionally relevant product category offerings.

Extend Existing Brands through New Product Introductions and Innovations

We intend to drive revenue growth in each of our segments through consistent category reinvention, new product introductions and product innovation based on our analysis of market opportunities. In 2012, we launched approximately 150 products and 600 SKUs, generating approximately $48.0 million of incremental revenue in 2012.

Capitalize on Foodservice Distribution Strength to Cross-Sell Product Categories

There was limited overlap between the Oneida and Anchor Hocking foodservice customer bases at the time of the Oneida acquisition, providing a substantial cross-selling opportunity within the foodservice segment. Our single-point of distribution program enables us to further drive glass sales in the foodservice segment as we have become a one-stop shop for glassware, flatware and dinnerware, which reduces customers’ costs by optimizing the number of product shipments.

Continue to Expand Internationally

Management believes our global brand and footprint offer opportunities to grow our international segment, which we believe has the potential to represent a substantially larger percentage of our business within the next five years. We believe that the market for our product categories in the consumer and foodservice channels outside of the U.S. and Canada represent $37.8 billion and $1.5 billion, respectively. Our global footprint allows us to efficiently leverage our local resources, brand portfolio and product development capabilities to identify new opportunities for growth and quickly launch innovative foodservice and housewares product solutions.

Strategically Acquire Additional Brands across Our Existing Distribution Platforms

We have demonstrated capabilities for identifying, acquiring and integrating both large platforms and smaller tuck-in businesses and a proven ability to generate cost synergies. We believe that we are well positioned to acquire tabletop, food preparation and kitchen pantry companies that are well established and complement our products and geographic markets.

Further Leverage Our Manufacturing and Distribution Footprint to Drive Profitability and Cash Flow

Our broad manufacturing and distribution base enables us to provide our customers with an extensive offering across multiple brands and price points. We believe that continued market stratification and increased product offerings will allow us to better optimize our manufacturing and distribution capacity, thus spreading our fixed costs over more pieces and improving margins and cash flow generation. We believe that our existing manufacturing and distribution footprint will position us to grow revenues and earnings without significant incremental investment.

Capitalize on Positive Industry Tailwinds

Leading industry indicators in all of our markets demonstrate a strong growth trajectory. Sales of new single-family houses increased 38.1% from June 2012 to June 2013 and 2013 housing starts are projected based on Blue Chip Economic Indicators as of August 2013 to increase 24.4% increase from 2012 levels. In the lodging and restaurant industries, revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, expanded at a compound annual growth rate (“CAGR”) of 6.7% from 2009 to 2012, while the restaurant industry has experienced consistent same store sales growth since 2010.

Risk Factors

There are a number of risks related to our business and our common stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus and the other information contained or incorporated by reference in this prospectus. Some of the principal risks related to our business include the following:

•	slowdowns in the retail and foodservice industries could adversely impact our results of operations, financial condition and liquidity;

•

our operations and financial performance are directly impacted by changes in the global economy, and even positive changes in macroeconomic trends may not result in an immediate increase in demand for our products;

•

our foreign operations are subject to risks such as political and economic instability and changes in foreign laws and regulations that could interfere with our plans to grow our international segment;

•	unexpected equipment failures or facility shutdowns would negatively impact our financial performance; and

•	an inability to identify, complete and integrate acquisitions would impede our growth.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. As a result, you could lose all or part of your investment.

Company History

EveryWare’s principal operating subsidiaries, Oneida Ltd. and Anchor Hocking, LLC, were founded in 1848 and 1873, respectively. Investment funds affiliated with Monomoy Capital Partners acquired Anchor Hocking in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March of 2012. The combined company now offers a comprehensive tabletop solution to its combined consumer and foodservice customers. Prior to May 2013, the Company was a publicly traded special purpose acquisition corporation called ROI Acquisition Corp. (“ROI”) In connection with the business combination with ROI in May 2013 (the “Business Combination”), EveryWare became a wholly-owned subsidiary of ROI and converted to a limited liability company and ROI changed its name to EveryWare Global, Inc.

Corporate Information

Our principal executive offices are located at 519 North Pierce Avenue, Lancaster, Ohio 43130, and our telephone number is (740) 681-2500. Our website address is www.everywareglobal.com. The information found on our website is not part of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth our summary historical and pro forma financial information as of the dates and for the periods indicated. The summary historical statement of operations data and statement of cash flows data for the fiscal years ended December 31, 2012 and December 31, 2011, have been derived from our historical audited consolidated financial statements included in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013 (the “proxy statement”) and incorporated by reference into this prospectus. The summary historical financial information as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 has been derived from our unaudited financial statements for such periods, incorporated by reference in this prospectus.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the proxy statement for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

The summary historical consolidated data presented below should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in this prospectus, and our consolidated financial statements and the related notes and other financial data included in the proxy statement and incorporated by reference into this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
(dollars in thousands)	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
		(unaudited)		(unaudited)	(unaudited)
Statements of Operations Information:
Total revenue(1)	$291,171	$417,115	$421,689	$194,760	$200,189
Cost of sales	239,404	314,936	315,609	139,310	146,211

Gross margin	51,767	102,179	106,080	55,450	53,978
Operating expenses:
Selling, distribution and administrative expense(2)	34,903	79,384	86,246	43,374	38,859
Restructuring expense(3)	—	—	612	—	(124)
(Gain) loss on disposal of assets(4)	(214)	(183)	114	160	—

Income from operations	17,078	22,978	19,108	11,916	15,243
Other (income)(5)	(1,337)	(2,326)	(2,523)	(1,584)	(1,237)
Other expense(6)	1,171	4,214	3,637	3,192	1,455

Interest expense including amortization of deferred finance costs(7)	6,794	13,335	22,536	13,414	16,788

(Loss) income before income taxes	10,450	7,755	(4,542)	(3,106)	(1,763)
Income tax (benefit) expense	2,929	5,353	(585)	595	240

Net (loss) income	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)

Statements of Cash Flows Information:
Net cash provided by (used in):
Operating activities	$19,089	—	$15,121	$(10,956)	$(29,232)
Investing activities	(16,129)	—	(16,553)	(8,547)	(9,306)
Financing activities	(3,448)	—	3,589	18,622	36,695

Other financial data:
Capital expenditures	$11,290	$11,755	$16,831	$8,767	$5,459
EBITDA(8)	25,024	34,046	32,591	17,293	22,896
Adjusted EBITDA(8)	35,913	47,975	49,492	26,573	27,476
Adjusted EBITDA Margin(9)	12.3%	11.5%	11.7%	12.6%	13.7%
Depreciation and Amortization	7,780	12,956	14,597	6,985	7,871

As of June 30, 2013
(unaudited)
Balance Sheet Information (at period end):
Cash and cash equivalents	$559
Total assets	340,737
Total debt	279,666
Total stockholders’ equity	(53,597)

(1)	In EveryWare’s actual results of operations for 2011 (“2011 Actual”) and EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”), includes a one-time $2.3 million charge related to a writedown of accounts receivable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

(2)	Includes $0.7 million of non-cash compensation expense in 2012 and $0.0 million and $0.8 million for the six months ended June 30, 2012 and 2013, respectively. Includes $1.8 million, $3.1 million, $2.6 million, $1.4 million and $1.1 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012 and 2013, respectively. Includes $3.2 million, $(0.4) million, $1.7 million, $1.2 million and $0.6 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 and the six months ended June 30, 2012 and 2013, respectively, related to the Oneida Merger in 2011, the Anchor Merger in March 2012 and the business combination in May 2013. See note (8)(a) for a description of the aggregate of $2.0 million, $3.3 million, $6.9 million, $3.2 million and $1.2 million of costs in 2011 Actual, 2011 Pro Forma 2012, and the six months ended June 30, 2012 and 2013, respectively, primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.

(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. For the six months ended June 30, 2013, a change in the estimate of unused area in the Savannah, Georgia distribution resulted in a reduction of $0.1 million to the previous accrual.

(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $0.2 million gain on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; and $0.1 million loss related to miscellaneous parcels of land in 2012.

(5)	Includes $0.4 million, $1.2 million, $1.6 million, $1.0 million and $0.5 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012, and approximately $0.5 million for the six months ended June 30, 2012 and 2013 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.

(6)	Includes $0.2 million, $1.1 million, $1.5 million, $0.9 million and $1.3 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma 2012 and the six months ended June 30, 2012 and 2013, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable UK asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012. In 2012 and the six months ended June 30, 2012.

(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual, $4.9 million in 2012, $4.9 million for the six months ended June 30, 2012 and $6.5 million for the six months ended June 30, 2013. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma.

(8)	EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, and certain other adjustments described below that management believes are not representative of its core operating performance. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business. The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
(dollars in thousands)	Actual 2011	Pro Forma 2011	Actual 2012	2012	2013
Net income (loss)	$7,521	$2,402	$(3,957)	$(3,701)	$(2,003)
Interest expense	6,794	13,335	22,536	13,414	16,788
Income tax provision	2,929	5,353	(585)	595	240
Depreciation and amortization	7,780	12,956	14,597	6,985	7,871

EBITDA	25,024	34,046	32,591	17,293	22,896
Restructuring expense(a)	2,001	3,298	6,877	3,214	1,170
Acquisition/merger-related transaction fees(b)	3,200	1,377	3,685	3,108	820
Inventory writedown(c)	1,906	3,343	2,498	1,324	658
Management fees(d)	1,834	3,084	2,594	1,394	1,140
Other(e)	1,948	2,827	1,247	240	792

Adjusted EBITDA(f)	$35,913	$47,975	$49,492	$26,573	$27,476

(a)

Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma, 2012 and the six months ended June 30, 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For the six months ended June 30, 2013, restructuring expenses were driven primarily by the Business Combination. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the UK business and (iii) $0.2 million of fees related to a UK store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million. For the six months ended June 30, 2013, includes (i) $0.5 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements and (ii) $0.5 million of severance costs and $0.6 million of severance costs. For the six months ended June 30, 2012, includes (i) $1.8 million of various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, respectively, and (ii) $1.4 million of severance costs.

(b)	Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above. For the six months ended June 30, 2013, includes $0.8 million of expenses related to the Business Combination with ROI, including employee bonuses. For the six months ended June 30, 2012, includes $0.7 million of employee bonuses related to the Oneida Merger in November of 2011, $0.4 million of transaction fees and expenses related to the Anchor Merger in March of 2012 and early repayment penalty of $2.0 million related to Anchor’s state debt.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.

(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.

(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (ii) in 2012, a $0.3 million increase in the environmental reserve. For the six months ended June 30, 2013, includes $0.7 million of foreign exchange losses and $0.08 million of non-cash compensation expense. For the six months ended June 30, 2012, includes $0.04 million of foreign exchange losses and $0.2 million of loss on fixed assets.

(f)	Excludes pro forma adjustments for 2012 that were set forth in our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013 (the “proxy statement”) relating to certain pro forma cost savings for cost improvements implemented in 2012 related to the integration of the Oneida and Anchor businesses, the impact of out-of-the-money natural gas hedges and estimated public company expenses. Please refer to the proxy statement for additional information about these pro forma adjustments.

(9)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of total revenue.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained or incorporated by reference in this prospectus.

Risks Related to EveryWare’s Business and Industry

Slowdowns in the retail and foodservice industries could adversely impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, fuel and energy costs, material input costs, foreign currency translation, labor cost inflation, interest rates, the impact of natural disasters, political and social unrest and terrorism and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment. In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. Currently, uncertainty about global economic conditions and austerity measures adopted by some governments in order to address sovereign debt concerns may cause consumers of EveryWare’s products to postpone spending in response to tighter credit, negative financial news or declines in income or asset values. These factors could have adverse effects on the demand for EveryWare’s products and on EveryWare’s operating results and financial condition. A substantial deterioration in general economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, which could negatively impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the global economy.

An economic decline in future reporting periods could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations. We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers, which would result in decreased ability to fund capital-intensive strategic projects. In addition, EveryWare may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of EveryWare’s common stock.

Oneida and Anchor have been considered a part of EveryWare for a limited time and their combined operating history is limited and may not be indicative of EveryWare’s future performance. In addition, the historical results of Anchor that are incorporated by reference into the registration statement of which this prospectus forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

Although Oneida and Anchor have been in existence for many years, EveryWare has a limited reporting history. Investment funds affiliated with Monomoy acquired Anchor in April 2007 and Oneida in November 2011 and integrated both companies under EveryWare in March 2012. As a result, EveryWare’s financial results for 2011 include two months of Oneida’s results of operations from the date the two companies came under the common control of Monomoy. Consequently, EveryWare’s financial results for 2012 are not comparable with EveryWare’s financial results for 2011 without consideration of Oneida’s results of operations for the first ten months of 2011, and the financial information of EveryWare incorporated by reference in this prospectus may not be indicative of its future performance. In addition, the historical results of Anchor that are incorporated by reference into the registration statement of which this prospectus forms a part are presented on an unaudited basis for all periods presented and therefore should not be relied upon as if they were audited.

If EveryWare is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed.

EveryWare’s success depends on its ability to expand its business while maintaining profitability. EveryWare may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. EveryWare’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in the consumer products industry;

•	EveryWare’s ability to offer new products and to extend existing brands and products into new markets, including international markets;

•	EveryWare’s ability to identify, acquire and integrate strategic acquisitions;

•	EveryWare’s ability to remain competitive in its pricing;

•	EveryWare’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	the efficiency and effectiveness of EveryWare’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	EveryWare’s ability to identify and respond successfully to emerging trends in the consumer products industry;

•	the level of consumer acceptance of EveryWare’s products; and

•	general economic conditions and consumer confidence.

EveryWare may not be successful in executing its growth strategy, and even if EveryWare achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of EveryWare’s growth strategy would significantly impair EveryWare’s future growth and its ability to make profitable investments in its business.

EveryWare’s foodservice segment is sensitive to safety concerns, including acts of terrorism, unstable political conditions or public health catastrophes, which could adversely affect EveryWare’s customers’ businesses and could reduce demand for EveryWare’s products.

Within the foodservice industry, the travel and hospitality businesses are sensitive to safety concerns, and these businesses may decline after acts of terrorism, during periods of political instability in which travelers become concerned about safety issues or when travel might involve health-related risks. For example, EveryWare’s sales to the airline industry greatly decreased in response to the terrorist attacks on September 11, 2001 and the security measures implemented in response to such attacks, including removing metal flatware and knives aboard commercial flights. Acts of terrorism, unstable political conditions or a public health catastrophe could negatively affect EveryWare’s customers in the foodservice segment and reduce their purchases from EveryWare, which could have an adverse impact on EveryWare’s results of operations, financial condition and liquidity.

If EveryWare’s products do not appeal to a broad range of consumers, its sales and its results of operations would be harmed.

EveryWare’s success depends on its products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If EveryWare’s current products do not meet consumer demands, its sales will decline. In addition, EveryWare’s growth depends upon its ability to develop new products and product improvements, which involve numerous risks. As EveryWare grows, its reliance on new products may increase. EveryWare may not be able to accurately identify consumer preferences, translate its knowledge into consumer-accepted products or successfully integrate new products with its existing product platform or operations. EveryWare may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect its results of operations. Unsuccessful product launches could also result in increased inventory writedowns. EveryWare may not be able to successfully develop new products in the future, and its newly developed products may not contribute favorably to its results of operations. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of EveryWare’s existing products to suffer.

EveryWare is subject to certain risks associated with EveryWare’s foreign operations. These risks could adversely affect EveryWare’s results of operations and financial condition.

EveryWare conducts business outside of the United States in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia. As a result, EveryWare is subject to risks associated with operating in foreign countries, including:

•

political, social and economic instability in countries where EveryWare operates, which may have an adverse effect on both EveryWare’s operations in those countries and in other parts of the world in which EveryWare operates;

•	war, civil and political unrest and acts of terrorism;

•	the taking of property by nationalization or expropriation without fair compensation;

•	tax rates in certain foreign countries, which may exceed those in the U.S.;

•	changes in government policies, laws and regulations;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions;

•	ineffective intellectual property protection;

•	hyperinflation in certain countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; and

•	complications in complying with a variety of foreign laws and regulations, which may differ from or conflict with U.S. law.

As EveryWare continues to expand its business globally, it is increasingly exposed to these risks. EveryWare’s success will be dependent, in part, on EveryWare’s ability to anticipate and effectively manage these and other risks associated with foreign operations. These and other factors may have a material adverse effect on EveryWare’s international operations or on EveryWare’s business, financial condition or results of operations as a whole.

Requirements associated with being a public company will increase EveryWare’s costs significantly, as well as divert significant resources and management attention.

EveryWare is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and regulation of The NASDAQ Stock Market. EveryWare has made, and will continue to make, changes in its corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems to manage its growth and its obligations as a public company. However, the expenses that will be required in order to adequately manage its obligations as a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. EveryWare cannot predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that EveryWare’s management’s attention to these matters will have on its business. In addition, the changes EveryWare makes may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for EveryWare to obtain certain types of insurance, including directors’ and officers’ liability insurance, and EveryWare may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for EveryWare to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers.

Many of EveryWare’s competitors are not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that EveryWare is required to provide pursuant to the SEC’s rules and regulations may furnish its competitors with greater competitive information regarding EveryWare’s operations and financial results than it is able to obtain regarding their operations and financial results, thereby placing EveryWare at a competitive disadvantage.

EveryWare may incur fines or penalties, damage to its reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.

EveryWare’s internal controls may not always protect it from reckless or criminal acts committed by its employees, agents or business partners that would violate U.S. or other laws, including world-wide anti-bribery, competition, trade sanctions and regulations and other related laws. Any such improper actions could subject EveryWare to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal monetary and non-monetary penalties against EveryWare or its subsidiaries, and could damage its reputation. Even the allegation or appearance of EveryWare’s employees, agents or business partners acting improperly or illegally could damage its reputation and result in significant expenditures in investigating and responding to such actions.

EveryWare’s ability to attract, develop and retain talented employees, managers and key executives is critical to its success.

EveryWare’s success depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on EveryWare’s business. EveryWare’s industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with successful track records. EveryWare’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to, EveryWare’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder EveryWare’s strategic planning and execution.

EveryWare may encounter difficulties arising from acquisitions.

EveryWare is continually evaluating acquisitions and strategic investments that are significant to its business both in the U.S. and internationally. EveryWare may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into EveryWare’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect EveryWare’s results of operations, financial condition or prospects. In addition, any future acquisitions that EveryWare might make are subject to various risks and uncertainties, including:

•

the inability to integrate effectively the operations, products, technologies, personnel and information systems of the acquired companies (some of which may be in different geographic regions, languages, customers and subject to various governmental regulations);

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•

the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of liabilities or other costs that were not anticipated at the time of the acquisitions;

•	the incurrence of additional debt to finance the acquisitions;

•	the issuance of additional equity securities to finance the acquisitions, which could result in significant dilution to our existing stockholders; and

•	the potential impairment of relationships with customers.

In addition, the integration and consolidation of newly acquired companies may not achieve any of the anticipated economies of scale, cost savings or operating synergies. The resources required to successfully integrate newly acquired companies and implement EveryWare’s business plan, may also reduce its operating cash flow.

Product liability claims or product recalls could adversely affect EveryWare’s results of operations or harm its reputation or the value of its brands.

The marketing of EveryWare’s products involves an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by other regulatory authorities or through private causes of action. Any defects in products EveryWare markets could harm EveryWare’s credibility, adversely affect its relationship with its customers and decrease market acceptance of EveryWare’s products and the strength of EveryWare’s brand names. EveryWare could also be required to recall potentially defective products, which could result in further adverse publicity and significant expenses. We are subject to product liability litigation in the ordinary course of business, and failures of our products in the future may subject us to additional product liability claims and associated litigation. Potential product liability claims may exceed the amount of EveryWare’s insurance coverage or could be excluded under the terms of EveryWare’s insurance policy and could materially damage EveryWare’s business and its financial condition.

If EveryWare is unable to protect its intellectual property, or is accused of intellectual property infringement, its ability to compete would be negatively impacted.

EveryWare’s business depends in part on its ability to protect its intellectual property rights. EveryWare relies on a combination of patent, trademark, copyright, trade dress and trade secret laws, licenses and confidentiality and other agreements to protect EveryWare’s intellectual property rights. However, this protection may not be sufficient. EveryWare’s intellectual property rights may be challenged or invalidated, an infringement suit by EveryWare against a third party may not be successful and third parties could adopt trademarks similar to EveryWare’s. In the past, other companies have infringed upon our trademarks, copied our patented and copyrighted products and otherwise violated our intellectual property. The cost associated with actively protecting our intellectual property is oftentimes very high in relation to the net sales of a particular product is impacted. Furthermore, we operate in jurisdictions that make it difficult to protect our intellectual property. In addition, EveryWare has been accused of infringing or violating the intellectual property rights of third parties in the past and may be accused again. Any such claims, whether or not meritorious, could result in costly litigation. EveryWare’s failure to protect its intellectual property or prevail in any intellectual property litigation could materially and adversely affect EveryWare’s competitive position or otherwise harm its business.

Unexpected equipment failures may lead to production curtailments or shutdowns, which could adversely affect EveryWare’s results of operations.

EveryWare’s manufacturing processes are dependent upon critical processing equipment, such as furnaces, forming machines, stamping presses, spinning machines, and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. EveryWare may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in EveryWare’s production capabilities would adversely affect EveryWare’s productivity and results of operations for the affected period. EveryWare also may face shutdowns if it is unable to obtain enough energy in the peak demand periods.

Fluctuations in currency exchange rates could have an adverse effect on EveryWare’s revenues and results of operations.

EveryWare has customers in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia, which accounted for approximately 7.6% of EveryWare’s net sales in 2012. EveryWare’s net sales outside the United States accounted for approximately 15.6% of EveryWare’s net sales in 2012. EveryWare has operations in Canada, the United Kingdom, China and Mexico, which accounted for approximately 16.7% of EveryWare’s operating expenses in 2012. As a result, EveryWare generates a significant portion of its sales and incurs a significant portion of its expenses in currencies other than the U.S. dollar. To the extent that EveryWare is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on EveryWare’s financial results. Currency fluctuations between the U.S. dollar and the currencies of EveryWare’s non-U.S. subsidiaries affect EveryWare’s results as reported in U.S. dollars. Major fluctuations in the value of the pound, euro, Canadian dollar and peso relative to the U.S. dollar could also reduce the cost competitiveness of EveryWare’s products as compared to foreign competition. For example, if the U.S. dollar appreciates against the pound, euro, Canadian dollar and peso, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making EveryWare’s U.S.-manufactured products more expensive in the United Kingdom, Europe, Canada and Mexico, respectively, compared to the products of local competitors, and making products manufactured by EveryWare’s foreign competitors in those locations more cost-competitive with EveryWare’s U.S. manufactured products. An appreciation of the U.S. dollar against the pound, euro, Canadian dollar and peso also would increase the cost of U.S. dollar-denominated purchases for EveryWare’s operations in the United Kingdom, Europe, Canada and Mexico, respectively, including raw materials. EveryWare would be forced to deduct these cost increases from its results of operations or attempt to pass them along to consumers. These fluctuations could adversely affect EveryWare’s revenues and results of operations.

Fluctuations in buying decisions of EveryWare’s customers and changing policies and requests of our customers could harm EveryWare’s business.

EveryWare’s consumer segment customers include mass merchants, discount retailers, specialty stores, department stores, grocery stores and other retailers; EveryWare’s foodservice segment customers include equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants, airlines and cruise lines; and EveryWare’s specialty segment customers include candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Unanticipated changes in purchasing and other practices by EveryWare’s customers, including a customer’s pricing and payment terms, could adversely affect EveryWare’s profitability. EveryWare’s customers have requested, and may continue to request, increased service and other accommodations, including design services, rebates, volume discounts, payment term discounts, and packaging customization. EveryWare may face substantially increased expenses to meet these requests, which would reduce EveryWare’s margins. For example, in the consumer segment, retailers may engage in inventory destocking (which may also affect our specialty segment), impose limitations on shelf space or use private label brands, and these actions may negatively affect the sales or profitability of EveryWare’s products. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires EveryWare to shorten its lead time for production in certain cases and more closely anticipate demand, which could in the future require EveryWare to carry additional inventories. EveryWare’s success and growth is also dependent on EveryWare’s evaluation of consumer preferences and changing trends.

Many of EveryWare’s customers are significantly larger than EveryWare, have greater financial and other resources and also purchase goods directly from vendors in Asia and elsewhere. Decisions by large customers to increase their purchases directly from overseas vendors could have a material adverse effect on EveryWare. Significant changes in or financial difficulties of EveryWare’s customers, including consolidations of ownership, restructurings, bankruptcies, liquidations or other events, could result in fewer stores selling EveryWare’s products, fewer distributors and foodservice customers ordering EveryWare’s products, an increase in the risk of extending credit to these customers or limitations on EveryWare’s ability to collect amounts due from these customers. Purchases by EveryWare’s customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond EveryWare’s control or change other terms of their business relationship with EveryWare. Significant or numerous cancellations, reductions, delays in purchases or changes in business practices by customers could have a material adverse effect on EveryWare’s results of operations and financial condition.

In 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for approximately 14.0% of EveryWare’s net sales. A material reduction in purchases by Wal-Mart Stores, Inc. could have a significant adverse effect on EveryWare’s business and results of operations. In addition, pressures by Wal-Mart Stores, Inc. that would cause EveryWare to materially reduce the price of its products could result in reductions of EveryWare’s operating margin.

EveryWare faces intense competition and competitive pressures, which could adversely affect its results of operations and financial condition.

EveryWare’s business is highly competitive. EveryWare competes with many other suppliers, some of which are larger than EveryWare, have greater financial and other resources, employ brands that are more established, have greater consumer recognition or are more favorably perceived by consumers or retailers than EveryWare’s brands. Some of EveryWare’s competitors have invested and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. EveryWare’s labor and energy costs also may be higher than those of some foreign producers of glass tableware. EveryWare may not be successful in managing its labor and energy costs, increasing output at its manufacturing facilities or gaining operating efficiencies that may be necessary to remain competitive. In addition, EveryWare’s products may be subject to competition from low-cost imports that intensify the price competition faced in various markets. Some of EveryWare’s competitors are privately owned and have more latitude to operate than EveryWare will as a public company. If EveryWare does not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price and quality, EveryWare’s customers may consider changing manufacturers. Competitive pressures from EveryWare’s competitors could adversely affect EveryWare’s results of operations and financial condition.

EveryWare sources some of its products from third-party suppliers located in Asia, Europe and Mexico, which reduces its control over the manufacturing process and may cause variations in quality or delays in its ability to fill orders.

EveryWare sources all of its metal flatware and crystal stemware and much of its dinnerware from third-party suppliers located in Asia, Europe and Mexico. EveryWare depends on these suppliers to deliver products that are free from defects that comply with its specifications, that meet health, safety and delivery requirements and that are competitive in cost. If EveryWare’s suppliers deliver products that are defective or that otherwise do not meet its specifications, EveryWare’s return rates may increase, and the reputation of its products and brands may suffer. In addition, if EveryWare’s suppliers do not meet its delivery requirements or cease doing business with EveryWare for any reason, EveryWare might miss its customers’ delivery deadlines, which could in turn cause its customers to cancel or reduce orders, refuse to accept deliveries or demand reduced prices. The overseas sourcing of product subjects EveryWare to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs and variations in product quality. EveryWare may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt EveryWare’s business, and EveryWare may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause EveryWare’s business, results of operations and financial condition to suffer.

If EveryWare or EveryWare’s suppliers are unable to obtain raw materials at favorable prices, it could adversely impact EveryWare’s results of operations and financial condition.

Sand, limestone and soda ash are the principal materials EveryWare uses in the manufacture of its glassware and crystal products. Resins, clay, flint, aluminum oxide, glass frit and colorants are the principal materials EveryWare uses in the manufacture of its dinnerware products. Stainless steel, nickel, brass, silver and gold are the principal materials EveryWare’s suppliers use in the manufacture of its flatware and hollowware products. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. EveryWare may experience shortages of raw materials in the future. If EveryWare experiences temporary shortages in raw materials, it or its suppliers may be forced to procure materials from alternative suppliers, and they may not be able to do so on terms as favorable as their current terms or at all. If EveryWare or its suppliers are unable to purchase certain raw materials required for operations for a significant period of time, their operations would be disrupted, and EveryWare’s results of operations would be adversely affected. In addition, material increases in the cost of any of these raw materials on an industry-wide basis would have an adverse effect on EveryWare’s results of operations if EveryWare were unable to pass on these increased costs to its customers in a timely manner or at all.

Natural gas, the principal fuel EveryWare uses to manufacture its glass products, is subject to fluctuating prices that could adversely affect its results of operations and financial condition.

Natural gas is the primary source of energy in most of EveryWare’s glass production processes, and variability in the price for natural gas has had and will continue to have an impact on EveryWare’s profitability.

EveryWare does not have long-term contracts for natural gas and, as a result, EveryWare’s operating results are strongly linked to the cost of natural gas. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs, including natural gas. For the years ended December 31, 2011 and 2012, EveryWare spent $15.5 million and $14.1 million, respectively, on natural gas. Natural gas prices may rise in the future. To the extent that EveryWare is not able to offset increases in natural gas prices, such as by passing along the cost to its customers, these increases could adversely impact its margins and results of operations. In addition, potential legislation, regulatory action and international treaties related to climate change, especially those related to the regulation of greenhouse gases, may result in significant increases in raw material and energy costs. There can be no assurance that we will be able to recoup any past or future increases in the cost of energy and raw materials.

Transportation disruptions and increased transportation costs could adversely affect EveryWare’s business.

EveryWare imports certain of its products for delivery to its distribution centers, as well as arranges for its customers to import goods to which title has passed overseas or at port of entry. Accordingly, EveryWare is subject to risks incidental to such transportation. These risks include, but are not limited to, increases in fuel costs, the availability of ships, increased security restrictions, work stoppages and carriers’ ability to provide delivery services to meet EveryWare’s shipping needs. EveryWare delivers its products to its customers from its distribution centers or makes such products available for customer pickup from its distribution centers. Prolonged domestic transportation disruptions, as well as workforce or systems issues related to EveryWare’s distribution centers, could have a negative effect on EveryWare’s ability to deliver goods to its customers.

EveryWare’s business requires it to maintain a large fixed-cost base that can affect EveryWare’s profitability.

The high levels of fixed costs of operating manufacturing plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of EveryWare’s selling, administrative and general expenses are fixed costs that neither increase nor decrease proportionally with sales. EveryWare’s profitability depends, in part, on its ability to spread fixed costs over an increasing number of products sold and shipped, and if EveryWare reduces its rate of production, its costs per unit increase, negatively impacting EveryWare’s gross margins. Decreased demand or the need to reduce inventories can lower EveryWare’s ability to absorb fixed costs and materially impact its results of operations.

EveryWare’s business may be adversely impacted by work stoppages and other labor relations matters.

EveryWare is potentially subject to work stoppages and other labor disputes because a significant number of production and maintenance employees at its manufacturing facilities are represented by labor unions. These facilities have experienced work stoppages and strikes in the past, and there potentially could be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of EveryWare’s principal manufacturing facilities could have a negative impact on its business, results of operations or financial condition. EveryWare is party to collective bargaining agreements that cover most of its manufacturing employees, and EveryWare’s Monaca, Pennsylvania manufacturing plant is subject to a collective bargaining agreement that expires on September 30, 2017. EveryWare’s Lancaster, Ohio manufacturing plant is subject to collective bargaining agreements that expire on September 30, 2013. EveryWare’s intent is to negotiate and enter into new collective bargaining agreements with labor unions representing employees at each facility upon expiration of the existing agreements; however, EveryWare may be unable to do so without lock-outs, strikes or work stoppages. EveryWare also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Any such disruptions or difficulties could have an adverse impact on EveryWare’s results of operations and financial condition. In addition, EveryWare could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with its labor unions. EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare’s growth has placed, and will continue to place, a strain on its management team, information systems, labor, manufacturing and distribution capacity and other resources. EveryWare’s growth also makes it difficult for it to adequately predict the expenditures it will need to make in the future. If EveryWare does not make, or is unable to make, the necessary overhead expenditures to accommodate its future growth, it may not be successful in executing its growth strategy, and its results of operations would suffer. In addition, if customer demand exceeds forecasts, EveryWare could, from time to time, have an inadequate supply of products to meet customer demands. Alternatively, if customer demand is less than forecasts, EveryWare could have excess supply.

EveryWare relies on increasingly complex information systems for management of its manufacturing, distribution, sales, accounting and other functions. If its information systems fail to perform these functions adequately, or if EveryWare experiences an interruption in its operations, its business and results of operations could suffer.

All of EveryWare’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon its complex information systems. EveryWare’s information systems are vulnerable to damage or interruption from: earthquake, fire, flood, hurricane and other natural disasters; power loss, computer systems failure, Internet and telecommunications or data network failure; and hackers, computer viruses, software bugs or glitches. Any damage or significant disruption in the operation of such systems or the failure of EveryWare’s information systems to perform as expected could disrupt its business or result in decreased sales, increased overhead costs, excess inventory and product shortages. EveryWare has taken significant steps to mitigate the potential impact of each of these risks, but these procedures may not be completely successful.

EveryWare’s products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future, which could have a material adverse effect on EveryWare’s operations.

EveryWare’s products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s operations. If any of EveryWare’s products becomes subject to new regulations, or if any of EveryWare’s products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission (the “CPSC”) regulates many consumer products, including EveryWare’s products sold to our consumer customers. New regulations or policies by the CPSC could require EveryWare to change its manufacturing processes, which could materially raise EveryWare’s manufacturing costs. In addition, new regulations could reduce sales of EveryWare’s consumer products. Furthermore, a significant order or judgment against EveryWare by governmental or regulatory authority relating to health or safety matters, or the imposition of a significant fine relating to such matters, or a voluntary or mandatory recall of regulated products may have a material adverse effect on EveryWare’s results of operations and financial condition.

Regulation related to environmental and health and safety matters could negatively impact EveryWare’s results of operations and financial condition.

EveryWare must comply with extensive laws, rules and regulations in the United States and in each of the countries it engages in business regarding environmental matters, such as air, soil and water quality, waste disposal and climate change. EveryWare must also comply with extensive laws, rules and regulations regarding safety, health and corporate responsibility matters. These legal requirements frequently change and vary among jurisdictions. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare has incurred, and expects to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. For example the U.S. EPA issued a finding in 2009 that greenhouse gases contribute to air pollution that endangers public health and welfare. The endangerment finding and EPA’s determination that greenhouse gases are subject to regulation under the Clean Air Act, may lead to regulation of stationary sources of greenhouse gas emissions. The failure to comply materially with existing and new laws, rules and regulations could adversely affect EveryWare’s results of operations and financial condition. Many environmental legal requirements provide for substantial fines, orders and criminal sanctions for violations. In addition, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that EveryWare presently or formerly owned or operated, as well as at other properties for which EveryWare may be responsible, including those at which wastes attributable to EveryWare were disposed. Historically, EveryWare has incurred costs and capital expenditures in complying with these laws and regulations, including at a former ceramics facility in Buffalo, New York, and a silverware manufacturing plant in Sherrill, New York. A significant order or judgment against EveryWare, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare is subject to laws and regulations governing the Internet and e-commerce and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on EveryWare’s operations.

EveryWare is subject to laws and regulations governing the Internet and e-commerce. These existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm EveryWare’s business. This could, in turn, diminish the demand for EveryWare’s products on the Internet and increase EveryWare’s cost of doing business.

A substantial portion of our operating income is derived from license fees. Any significant or material reduction of these fees or any failure by licensees to adequately promote our brands could have a material adverse effect on our results of operations.

We have entered into license agreements under which we license the ONEIDA® trademark for use by third parties on their products, and a substantial portion of our operating income is derived from license fees under these agreements. License fees from these third parties represented $6.9 million or 1.6% of our consolidated revenues and 36.1% of our consolidated operating income for 2012. We have granted Robinson Home Products, Inc., our largest licensee by revenues, the exclusive right to market ONEIDA® branded flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2012, we recognized $5.9 million in license fees from Robinson Home Products, which represented 1.4% of our consolidated revenues and 30.6% of our consolidated operating income for 2012. If we were to lose our license fees from Robinson Home Products due to a change in our relationship with them or in their business, we would seek to terminate our agreement with them and either market the ONEIDA® branded products directly in our Consumer segment or enter into an alternative arrangement with a new licensee, either of which would result in a disruption in royalty payments the significance and duration of which could have a material adverse effect on our operating income and results of operations for the period in which this disruption occurs. Furthermore, if Robinson Home Products fails to adequately promote the ONEIDA® branded products, it could be costly and difficult for EveryWare to enforce or terminate the licensing agreement with them, and it could have a material adverse effect on our operating income and results of operation.

EveryWare’s pension plans are underfunded and, in the future, the underfunding levels of its pension plans and its pension expense could materially increase.

Many of EveryWare’s employees participate in, and many of EveryWare’s former employees are entitled to benefits under, funded and unfunded defined benefit pension plans and post-retirement welfare plans. All of EveryWare’s U.S. defined benefit pension plans are frozen. Over time, EveryWare has experienced periods of declines in interest rates and pension asset values. As a result, EveryWare’s pension plans and our post-retirement welfare plans are underfunded. Further declines in interest rates or the market value of the securities held by the plans, or certain other changes, could materially increase the underfunded status of EveryWare’s plans in 2013 and beyond and affect the level and timing of required contributions in 2014 and beyond. The unfunded amount of the projected benefit obligation for our global defined benefit pension and post-retirement welfare plans was $19.5 million and $20.5 million at December 31, 2011 and December 31, 2012, respectively. EveryWare currently estimates that it will be required to make contributions to the global funded defined benefit pension plans of approximately $1.1 million in 2013. The current underfunded status of EveryWare’s pension plans will, and a further material increase in the underfunded status of the plans would, significantly increase EveryWare’s required contributions and pension expense, could impair its ability to achieve or sustain future profitability and could adversely affect its financial condition.

Charges related to EveryWare’s employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect its results of operations and financial condition.

In connection with EveryWare’s employee pension and postretirement welfare plans, EveryWare is exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure its obligations and related expense. EveryWare’s total pension and postretirement welfare expense, including pension settlement charges, for all plans was $0.1 million and $0.3 million for the fiscal years ended December 31, 2011 and 2012, respectively. We expect our total pension and postretirement welfare expense for all plans to decrease to $0.1 million in 2013. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2012 year-end data, sensitivity to these key market risk factors is as follows:

•	A decrease of 1 percent in the discount rate would decrease EveryWare’s total pension and postretirement welfare expense by approximately $0.1 million.

•	A decrease of 1 percent in the expected long-term rate of return on plan assets would increase total pension expense by approximately $0.2 million.

To the extent that EveryWare experiences headcount changes, it may incur further expenses related to its employee pension and postretirement welfare plans, which could have a material adverse effect on its results of operations and financial condition.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. As of December 31, 2012, we have recorded a partial valuation allowance. Additionally, future changes in tax laws could impact our ability to obtain the future tax benefits represented by our deferred tax assets. As of December 31, 2012, our current deferred tax asset was $6.7 million and our long-term deferred tax asset was $15.9 million, net of a long term deferred tax liability of $8.6 million. We have not yet determined whether the Business Combination resulted in a “change in control” for purposes of Section 382 of the Internal Revenue

Code. In the event that the Business Combination did not result in a change in control, we expect the sale of our stock by the selling stockholders pursuant to this offering to result in a change in control. In either of those cases, this will result in an annual limitation on our ability to use net operating losses that existed at the date of the change in control to offset future taxable increase.

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

As of June 30, 2013, EveryWare had approximately $279.7 million of indebtedness, consisting of the $250.0 million term loan, $26.9 million of borrowings under EveryWare’s amended and restated ABL facility, which provides up to $50.0 million of borrowing capacity, subject to certain “borrowing base” limitations, and $2.8 million of other indebtedness.

Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

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requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors that are not as highly leveraged; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

An increase in interest rates would adversely affect our profitability. To the extent that our access to credit is restricted because of our own performance or conditions in the capital markets generally, our financial condition would be materially adversely affected. Our level of indebtedness may make it difficult to service our debt, and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those that were required of Former EveryWare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to EveryWare. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Risks Related to Our Common Stock

The market price of our common stock may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of the Company’s common stock had not been active. If an active market for our securities develops and continues, the trading price of our shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

Upon completion of the Business Combination, Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (collectively, the “MCP Funds”) owned approximately 68.1% of our outstanding common stock. As a result, the MCP Funds have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We will remain an “emerging growth company” for up to five years following the completion of our initial public offering or until we achieve total annual gross revenues in excess of $1.0 billion during a fiscal year or become a large accelerated filer as a result of achieving a public float of at least $700 million as of the end of a second fiscal quarter. In addition, we can cease to be an emerging growth company earlier than the normal five year term if we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal controls over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal control go undetected may increase. If we choose to continue to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors would have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and provide more limited disclosure. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our self of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the shares issued prior to our initial public offering (“founder shares”) and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the warrants held by Clinton Magnolia Master Fund, Ltd. (our “Sponsor”), the shares of our common stock that we issued under the Merger Agreement, 1,650,000 shares of common stock purchased by Clinton Spotlight Master Fund, L.P. (“Spotlight”) and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.” This registration rights agreement amends and restates entirely the registration rights agreement we entered into in connection with our initial public offering. Under this agreement, we have agreed that the holders of a majority of the registrable securities are entitled to three long form registrations and unlimited short form registrations, known as demand registrations, whereby we are required to file a shelf registration statement with the SEC as soon as practicable after receipt of such demand registration. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement covering all registrable securities as promptly as practicable following the closing of the Business

Combination but in any event no later than the expiration of the Lockup Period. The holders of a majority of the registrable securities will be entitled to unlimited takedowns of the shelf, provided the shelf remains effective. However, the Company will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statement we file pursuant to the registration rights agreement and upon the expiration or termination of the lockup periods applicable to the common stock that we issued to EveryWare equity holders, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company’s.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of 66 2/3% of the disinterested holders of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,838,333.5 shares of our common stock became exercisable on June 20, 2013, and will expire at 5:00 p.m., New York time, on May 21, 2018 or earlier upon redemption or liquidation. The exercise price of these warrants is $6.00 per one-half share, or $70.1 million in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through “cashless” exercise. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth, as of August 29, 2013, certain information regarding the ownership of our common stock by our executive officers, our directors and executive officers as a group and the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by our executive officers, our directors and executive officers as a group and the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table are based on 22,045,373 shares of our common stock outstanding as of August 29, 2013. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants. We have been advised by the selling stockholders that none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares Beneficially Owned Prior to the Offering			Shares Offered Hereby	Shares Beneficially Owned After the Offering(1)
Name	Number(2)		Percentage	Number	Number	Percentage
Principal Stockholders:
MCP Funds(3)	15,012,713		68.1%	5,033,759	9,978,954	45.3%
Clinton Magnolia Master Fund, Ltd.(4)	5,129,926	(5)	21.1%	1,026,593	4,103,333	16.9%
Clinton Spotlight Master Fund, L.P.(6)	750,000	(7)	3.4%	205,049	544,951	2.5%

Executive Officers:
John Sheppard(8)	40,691		*	2,740	168,030	*
Bernard Peters(9)	100		*	—	100	*
Umberto Filice(10)	130,544		*	43,408	91,472	*
Kerri Cardenas Love(11)	2,268		*	—	10,940	*
Michael Nelson(12)	—		*	—	—	*
Daniel J. Taylor(13)	73,537		*	23,930	58,279	*
Jacqueline Gagnon-Volles(14)	3,252		*	—	16,260	*
Colin Walker(15)	4,746		*	683	14,903	*

Directors and Executive Officers as a Group(16)	15,298,601		69.2%	5,110,265	10,363,943	46.5%

Other Selling Stockholders:
Mashburn Enterprises, LLC(17)	4,000		*	1,341	2,659	*
Thomas J. Baldwin(18)	15,000		*	3,482	11,518	*
David L. Burke(19)	4,000		*	1,341	2,659	*
Daniel G. Bender(20)	8,736		*	2,929	5,807	*
Michael J. Bohland(21)	8,736		*	2,929	5,807	*
Andrew Church(22)	6,976		*	2,339	4,637	*
Mark Eichhorn(23)	125,720		*	42,154	83,566	*
Brett Fulford(24)	15,129		*	5,073	10,056	*
Mark Hedstrom(25)	103,881		*	34,831	69,050	*
Debbie Kidwell(26)	8,736		*	2,929	5,807	*
William Krueger(27)	6,750		*	2,263	4,487	*
Robert Ryder(28)	43,677		*	14,645	29,032	*
John Schroeder(29)	7,673		*	2,573	5,100	*
Nathan Smith(30)	8,736		*	2,929	5,807	*
Joseph A. Stein(31)	4,000		*	1,341	2,659	*
Joseph Sundberg(32)	121,501		*	40,739	80,762	*

(*)	Represents less than 1%.
(1)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(2)	The number of shares presented in this table as owned prior to and after this offering includes 1,933,333.5 shares of common stock issuable upon exercise of the warrants held by Clinton Magnolia Master Fund, Ltd., 150,000 shares of common stock issuable upon exercise of the warrants held by Clinton Spotlight Master Fund, L.P. and 5,000 shares of common stock issuable upon exercise of the warrants held by Thomas J. Baldwin.
(3)	The MCP Funds own 15,012,713 shares of common stock, which are owned directly as follows: (i) 9,256,438 (including 737,447 Earnout Shares) shares by Monomoy Capital Partners, L.P. (“MCP”), (ii) 287,763 (including 22,926 Earnout Shares) shares by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 47,922 (including 3,818 Earnout Shares) shares by Monomoy Executive Co- Investment Fund, L.P. (“Co-Investment Fund”), (iv) 5,254,178 shares (including 418,592 Earnout Shares) by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 166,412 shares (including 13,258 Earnout Shares) by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). The shares offered hereby include 3,103,682 shares offered by Monomoy Capital Partners, L.P., 96,487 shares offered by MCP Supplemental Fund, L.P., 16,068 shares offered by Monomoy Executive Co-Investment Fund, L.P., 1,761,724 shares offered by Monomoy Capital Partners II, L.P. and 55,798 shares offered by MCP Supplemental Fund II, L.P. Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand is 142 West 57th Street, 17th Floor, New York, NY 10019.
(4)	The principal business address of Clinton Magnolia Master Fund, Ltd. is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. The Sponsor’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. George E. Hall is the Chief Investment Officer and President of Clinton Group, Inc. The principal business address of Clinton Group, Inc. and Mr. Hall is 601 Lexington Avenue, 51st Fl., New York, NY 10022. As the Chief Investment Officer and President of Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by the Sponsor. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)

These shares include 1,863,000 founder shares held by the Sponsor, which were purchased from an affiliate of our Sponsor on July 26, 2012, which includes 282,255 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following of the closing of the Business Combination. Shares beneficially owned before the offering includes (i) 3,866,667 sponsor warrants to purchase 1,933,333.5 shares of common stock owned by the Sponsor which were originally purchased at our IPO, (ii) 557,184 public warrants to purchase 278,592 shares of common stock purchased in the open market, (iii) 1,050,000 common shares purchased in a private placement in conjunction with the Business Combination and (iv) 5,000 shares of common stock purchased in the open market.

(6)	Clinton Spotlight Master Fund, L.P. (“Spotlight”) is an affiliate of the Sponsor. Spotlight’s investment and voting decisions are determined by The Clinton Group, Inc. as its investment manager. As the Chief Investment Officer and President of The Clinton Group, Inc., Mr. Hall has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Spotlight. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(7)	Includes 300,000 sponsor warrants to purchase 150,000 shares of common stock purchased by our Sponsor and subsequently transferred to Clinton Spotlight Master Fund, L.P. immediately prior to the closing of the Business Combination and 600,000 common shares purchased in a private placement in conjunction with the Business Combination.
(8)	Shares beneficially owned includes 651 Earnout Shares and options to purchase 32,520 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 243,899 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase 160,000 shares that do not vest within 60 days of August 29, 2013. Shares beneficially owned after the offering includes additional options to purchase 130,079 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(9)	Shares beneficially owned does not include options to purchase 121,899 shares that do not vest within 60 days of August 29, 2013.
(10)	Shares beneficially owned includes 10,314 Earnout Shares and options to purchase 1,084 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 8,130 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 4,336 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(11)	Shares beneficially owned includes options to purchase 2,168 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(12)	Shares beneficially owned does not include options to purchase 13,544 shares that do not vest within 60 days of August 29, 2013.
(13)	Shares beneficially owned includes 5,686 Earnout Shares and options to purchase 2,168 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 16,260 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 8,672 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(14)	Shares beneficially owned includes options to purchase 3,252 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 24,390 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 13,008 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(15)	Shares beneficially owned includes 162 Earnout Shares and options to purchase 2,710 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to 20,325 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows. Shares beneficially owned after the offering includes additional options to purchase 10,840 shares that would vest when the MCP Funds own less than 50% of our voting equity securities.
(16)

Shares beneficially owned by our directors and executive officers as a group includes an aggregate of 1,213,392 Earnout Shares and options to purchase an aggregate of 43,902 shares that vest within 60 days of August 29, 2013, and does not include options to purchase up to an aggregate of 329,263 shares that would vest based upon the MCP Funds receiving a specified level of net cash inflows or options to purchase an aggregate of 295,443 shares that do not vest within 60 days of August 29, 2013. Shares beneficially owned after the offering includes additional options to purchase an aggregate of 219,509 shares that would vest when the MCP Funds own less than 50% of our voting equity securities. Includes the shares held by the MCP Funds. Each of Messrs. Collin and Presser disclaim beneficial ownership of the shares held directly by the MCP Funds except to the extent of their pecuniary interest therein. See footnote (3).

(17)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. Jamal Mashburn, the President and Chief Executive Officer of Mashburn Enterprises, LLC, has the sole voting and dispositive power with respect to the shares of our common stock being offered for resale by Mashburn Enterprises, LLC.
(18)	Includes 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin and 10,000 warrants to purchase 5,000 shares of common stock.
(19)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.
(20)	Includes 696 Earnout Shares.
(21)	Includes 696 Earnout Shares.
(22)	Includes 556 Earnout Shares.
(23)	Includes 10,016 Earnout Shares.
(24)	Includes 1,205 Earnout Shares.
(25)	Includes 8,276 Earnout Shares.
(26)	Includes 696 Earnout Shares.
(27)	Includes 538 Earnout Shares.
(28)	Includes 3,480 Earnout Shares.
(29)	Includes 611 Earnout Shares.
(30)	Includes 696 Earnout Shares.
(31)	Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination.
(32)	Includes 9,680 Earnout Shares.

Material Relationships with Selling Stockholders

Selling stockholders who acquired shares of common stock and warrants from us in a private placement prior to or concurrently with our initial public offering, selling stockholders who acquired our securities in a private placement immediately prior to the closing of the Business Combination and selling stockholders who acquired shares of common stock that we issued under the Merger Agreement have registration rights with respect those shares of common stock and the shares of common stock issuable upon exercise of those warrants. A description of these registration rights is set forth below under the heading “—Amended and Restated Registration Rights Agreement.”

Transactions with our Sponsor

In October 2011, an affiliate of Clinton Magnolia Master Fund, Ltd. (our “Sponsor”) purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. As a result of the underwriters’ not exercising their over-allotment option for our initial public offering, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which we have cancelled. Subsequently, in July 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138.

In connection with the consummation of our initial public offering, members of an affiliate of our Sponsor purchased an aggregate of 4,166,667 sponsor warrants in a private placement for $3,125,000. On April 20, 2012, an affiliate of our Sponsor purchased 500,000 public warrants for $300,155. Subsequently, on July 26, 2012, the affiliate of our Sponsor sold the 500,000 public warrants and the 4,166,667 sponsor warrants for the aggregate cost paid by the affiliate of the Sponsor for the warrants of $3,425,155. On April 4, 2013, our Sponsor purchased 7,184 public warrants for $5,747.20. On April 30, our Sponsor purchased 50,000 public warrants for $55,000.00. The sponsor warrants (including the common stock issuable upon exercise of the sponsor warrants) may not, subject to certain limited exceptions as described herein, be transferred, assigned or sold by it until 30 days after the completion of our initial Business Combination.

Further, in connection with the consummation of our initial public offering, Thomas J. Baldwin, our Vice Chairman and a selling stockholder, purchased 10,000 units for $100,000 in a private sale.

The Clinton Group, an entity whose managing director is Mr. Baldwin and an affiliate of our Sponsor, made available to us office space, utilities and secretarial and administrative services, from the date that our securities were first listed on NASDAQ through the date of our consummation of the Business Combination. We paid the Clinton Group $10,000 per month for these services. However, this arrangement was solely for our benefit, was not intended to provide our Sponsor compensation in lieu of salary or other remuneration and was terminated in connection with the closing of the Business Combination.

Other than the $10,000 per-month administrative fee paid to the Clinton Group, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, was paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to the Business Combination.

Prior to the completion of our initial public offering, the Company issued an unsecured promissory note (the “Note”) to the Sponsor on October 6, 2011 that provided for the Sponsor to advance to the Company, from time to time, up to $100,000 for expenses related to our initial public offering. The Note was non-interest bearing and was payable on the earlier of March 31, 2012 or the completion of our initial public offering. The Sponsor advanced $100,000 to the Company under the Note prior to our initial public offering. The Note was paid in full on February 24, 2012 and no balance remained outstanding subsequent to such date.

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of the Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination, and 267,380 of the founder shares were subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination did not exceed $12.50 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. On August 5, 2013, 267,380 of the founder shares became nonforfetiable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

On May 20, 2013, the Sponsor and Clinton Spotlight Master Fund, L.P. (“Spotlight”), an affiliate of the Sponsor, each entered into a Common Stock Purchase Agreement with the Company for the purchase of 1,050,000 and 600,000 shares, respectively, of the Company’s common stock at a purchase price of $10.00 per share immediately prior to the closing of the Business Combination. In connection with such purchase, the Company entered into a Lockup Agreement with the Sponsor and Spotlight, pursuant to which all such shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the Lockup Agreement governing on the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

Business Combination

On May 21, 2013, we consummated the Business Combination pursuant to the Merger Agreement by and among the Company, Merger Sub Corp. Merger Sub LLC and Former EveryWare, providing for the merger of Former EveryWare into subsidiaries of the Company and the change of the Company’s name to EveryWare Global, Inc. from ROI Acquisition Corp. In the Business Combination, the Company paid the following consideration to the former equity holders of Former EveryWare: (i) $90.0 million in aggregate cash consideration, (ii) 12,190,000 shares of our common stock and (iii) 3,500,000 additional shares which are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing (the “Earnout Shares”).

Amended and Restated Registration Rights Agreement

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the Merger Agreement, the 1,650,000 shares of common stock purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable, but in any event prior to the expiration of the lockup period described in the Lockup Agreement. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company has agreed to pay the expenses in connection with the exercise of these rights.

Lockup Agreement

In connection with the closing, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of the 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination (the “Earnout Shares”), which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000, respectively, of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination. On July 15, 2013, 1,000,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $11.00 per share for 20 trading days within a 30 day trading period, and on August 5, 2013, 1,500,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

Governance Agreement

In connection with the closing, the Company entered into a governance agreement (the “Governance Agreement”) with the Sponsor, Spotlight and the MCP Funds. The Governance Agreement provides that the Company will initially have nine directors, five of whom have been designated by the MCP Funds, three of whom were existing directors of Former EveryWare and the remaining one of whom is the chief executive officer of the Company. The Governance Agreement further sets forth situations where the board of directors can expand, as well as detailing the requirements for director and officer insurance. The MCP Funds have the right to designate a proportionate number (rounding up in each instance, but in any event, no more than 5/9) of the nominees for election to the board of directors of the Company for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP

Funds are entitled to designate a majority of the board of directors pursuant to the Governance Agreement, the MCP Funds will have the right to designate the chairman of the board. For three years following the closing of the Business Combination, if any of Thomas J. Baldwin, Joseph A. De Perio or Ronald McCray cease to serve on the board of directors of the Company for any reason, the Sponsor will have the right to designate a successor for one and only one of them as long as the Sponsor continues to own at least 5% of the total voting power of our outstanding common stock. In addition, after the third anniversary of the closing of the Business Combination, the Sponsor will have the right to designate one of the nominees for election to the board of directors of the Company so long as the Sponsor continues to own at least 5% of the total voting power of our outstanding common stock. The three members of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee and the compensation of certain directors is detailed.

Letter Agreement

In connection with the closing, the Company entered into a letter agreement (the “Letter Agreement”) with the MCP Funds. Pursuant to the Letter Agreement, the MCP Funds agreed that they will not vote in favor of any proposal to destagger or declassify the board of directors of the Company, which would take effect prior to the third (3rd) anniversary of the closing date.

Advisory Agreement

Former EveryWare entered an into advisory agreement with Monomoy on November 1, 2011, relating to certain advisory and consulting services rendered by Monomoy to Former EveryWare, and amended and restated the advisory agreement on March 23, 2012. In consideration of the services provided under the agreement, Former EveryWare agreed to pay Monomoy a quarterly fee in the amount of $625,000. In addition, Former EveryWare agreed to pay Monomoy a fee equal to one percent of the aggregate value of each transaction resulting in a material acquisition, disposition, divestiture, recapitalization or debt or equity financing by or involving Former EveryWare or its subsidiaries. Former EveryWare agreed to reimburse Monomoy for its reasonable out-of-pocket fees and expenses incurred in connection with the rendering of services pursuant to the amended and restated advisory agreement, and to indemnify Monomoy for claims arising out of or in connection with the performance of services by Monomoy or otherwise in connection with the operation of Former EveryWare. Former EveryWare paid Monomoy $2.6 million and $1.8 million in fees for the fiscal years ended December 31, 2011 and 2012, respectively. Monomoy waived the one percent transaction fee in connection with the Business Combination, and terminated the amended and restated advisory agreement upon the closing of the Business Combination. Former EveryWare reimbursed Monomoy for out-of-pocket fees and expenses incurred prior to the closing of the Business Combination. The indemnification provisions of the amended and restated advisory agreement survived the termination.

Additional Transactions with the MCP Funds

On November 1, 2011, Oneida Ltd. borrowed $52.5 million under a term loan from MCP II and MCP Supplemental Fund II. The interest rate under the term loan was 12%. The principal amount of the loan was $52.3 million and the term loan was repaid on March 23, 2012 with the proceeds of new senior credit facilities entered into by Universal Tabletop, Inc., a direct wholly-owned subsidiary of Former EveryWare. Interest expense on the term loan was $1.1 million and $1.4 million for the years ended December 31, 2011 and 2012, respectively.

Directors

Daniel Collin and Stephen Presser, members the Board of Managers of Monomoy Ultimate GP, LLC, are members of our board of directors. For a description of the MCP Funds’ ownership, see footnote 3 to the table set forth under “Selling Stockholders—Beneficial Ownership.”

PLAN OF DISTRIBUTION

We are registering 6,500,000 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Stock Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Stock Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the amended and restated registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the amended and restated registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering. For additional details on the amended and restated registration rights agreement see “Selling Stockholders—Material Relationships with Selling Stockholders—Amended and Restated Registration Rights Agreement.”

The selling stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of EveryWare’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Third Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of EveryWare’s securities.

Authorized and Outstanding Stock

Our third amended and restated certificate of incorporation (the “certificate of incorporation”) authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. As of August 1, 2013, there were 22,045,373 shares of common stock outstanding, held of record by 28 holders, 776,310 shares of common stock issuable upon exercise of outstanding options and 5,838,333.5 shares of common stock issuable upon exercise of outstanding warrants. The number of record holders does not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The certificate of incorporation provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

The shares of common stock issued prior to our initial public offering (the “founder shares”) are identical to the shares of common stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders.

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of the Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier if the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination, and 267,380 of the founder shares were subject to complete or partial forfeiture if the trading price of the common stock following consummation of the Business Combination did not exceed $12.50 per share for any 20 trading days within any 30 trading day period within five years following the closing of the Business Combination. On August 5, 2013, 267,380 of the founder shares became nonforfetiable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

On May 20, 2013, the Sponsor and Spotlight, an affiliate of the Sponsor, each entered into a Common Stock Purchase Agreement with the Company for the purchase of 1,050,000 and 600,000 shares, respectively, of the Company’s common stock at a purchase price of $10.00 per share immediately prior to the closing of the Business Combination. In connection with such purchase, the Company entered into a Lockup Agreement with the Sponsor and Spotlight, pursuant to which all such shares purchased by the Sponsor and Spotlight are subject to a 180-day lock-up on the same terms as the Lockup Agreement governing the shares issued by the Company to the stockholders of Former EveryWare in the Business Combination.

Shares issued to Former EveryWare Equityholders

In connection with the closing of the Business Combination, the Company entered into a lockup agreement (the “Lockup Agreement”) with the MCP Funds and with Monomoy Capital Partners, L.P. and Monomoy Capital Partners II, L.P. together as the stockholders’ representative. Pursuant to the Lockup Agreement, the Former

EveryWare stockholders covenanted not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the Former EveryWare stockholders will forfeit any and all rights to a portion of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination, which forfeiture will be effected by the Company redeeming such shares from the Former EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each Former EveryWare stockholder shall forfeit any and all rights to a pro rata portion (as amongst the Former EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000, respectively, of 3,500,000 of the shares issued to the Former EveryWare stockholders at the closing of the Business Combination. On July 15, 2013, 1,000,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $11.00 per share for 20 trading days within a 30 day trading period, and on August 5, 2013, 1,500,000 of the Earnout Shares vested and became nonforfeitable because the last sale price of our common stock exceeded $12.50 per share for 20 trading days within a 30 day trading period.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our initial public offering, and the amendment to the warrant agreement, which is filed as an exhibit to our Current Report on Form 8-K filed on May 28, 2013, for a complete description of the terms and conditions applicable to the warrants.

Public Warrants

Each warrant entitles the registered holder to purchase one-half of one share of our common stock at an exercise price of $6.00 per one-half share, subject to adjustment as discussed below, at any time commencing on June 20, 2013. The warrants will expire on May 21, 2018, at 4:30 p.m., New York time, or earlier upon redemption or liquidation.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement, except in the circumstances discussed below.

If any such registration statement is not effective on the 60th business day following the closing of the Business Combination or afterward, holders of the warrants will have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or the Company’s securities broker or intermediary.

In addition, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may require public warrantholders who exercise warrants to do so on a cashless basis and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the common stock issuable upon exercise of the warrants. Although the shares of common stock to be issued upon cashless exercise would not be issued pursuant to a registration statement, we expect that such issuance would be exempt from registration pursuant to Section 3(a)(9) of the Securities Act, provided that such exemption is available. Because the issuance of the public warrants was registered under the Securities Act, we expect that shares of common stock to be issued upon cashless exercise of a public warrant to anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company will be freely tradeable under the U.S. federal securities laws.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

We will not redeem the warrants unless either (i) an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period or (ii) the Company elects to permit “cashless exercise” of the warrants.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $6.00 per one-half share warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes that this feature is an attractive option if the Company does not need the cash from the exercise of the warrants. If the Company calls the warrants for redemption and does not take advantage of this option, members of the Sponsor and their permitted transferees would still be entitled to exercise their sponsor warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon the Company’s failure to consummate an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of warrants will have the right to purchase and receive upon the occurrence of certain events.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, at our option, either round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder or pay cash in lieu of such fractional interest.

Sponsor Warrants

Pursuant to a letter agreement between the Company, ROIC Acquisition Holdings, LP, the Company’s original sponsor, and the Company’s directors and officers at the time of its initial public offering, the sponsor warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the sponsor warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 4,166,667 sponsor warrants to our Sponsor for an aggregate of $3,058,175.20. The sponsor warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the sponsor warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the sponsor warrants are held by holders other than the Sponsor or its permitted transferees, the sponsor warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the sponsor warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have an insider trading policy that prohibits insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Registration Rights

Upon the closing of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we issued under the Merger Agreement, the 1,650,000 shares of common stock purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities are entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable, but in any event prior to the expiration of the lockup period described in the Lockup Agreement. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants, the shares purchased by Mr. Baldwin in a private placement and the shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company has agreed to pay the expenses in connection with the exercise of these rights.

Dividends

ROI did not pay any cash dividends on its common stock prior to the Business Combination. The payment of cash dividends following the Business Combination will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of August 1, 2013, we had 22,045,373 shares of common stock outstanding. Of these shares, 2,820,373 shares are freely tradable without restriction or further registration under the Securities Act. All of the remaining founder shares owned collectively by our Sponsor, Spotlight and three of our directors, sponsor warrants owned by our Sponsor, the 1,650,000 shares purchased by Spotlight and the Sponsor immediately prior to the closing of the Business Combination and all shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, all of the shares of our common stock issued in the Business Combination are restricted securities for purposes of Rule 144.

As of August 1, 2013, there were a total of 11,676,667 warrants to purchase 5,838,333.5 shares of common stock outstanding, including 4,166,667 sponsor warrants to purchase 2,083,333.5 shares of common stock and 10,000 sponsor warrants to purchase 5,000 shares of common stock originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the amended warrant agreement governing the warrants. 7,500,000 of these warrants to purchase 3,750,000 shares of common stock are public warrants and are freely tradable. We are obligated, under certain circumstances, to maintain an effective registration statement under the Securities Act covering the 3,750,000 shares of our common stock that may be issued upon the exercise of the public warrants.

Transfer Agent and Warrant Agent

The transfer agent for the shares of Company common stock and warrants is Continental Stock Transfer & Trust Company.

Quotation of Securities

In connection with the closing of the Business Combination, the Company applied to continue to list its common stock on Nasdaq after the closing under the symbol “EVRY.” Our warrants trade on the OTC market under the symbol “EVRYW”.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in certain of the MCP Funds, and some of the partners of Kirkland & Ellis LLP own shares of common stock of the Company. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, the MCP Funds and some of its affiliates in connection with various legal matters.

EXPERTS

The audited financial statements of ROI Acquisition Corp. (a development stage company) as of December 31, 2012 and 2011, and for the year ended December 31, 2012, the period from September 19, 2011 (inception) through December 31, 2011 as well as for the period from September 19, 2011 (inception) through December 31, 2012, incorporated by reference in this prospectus have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of EveryWare Global, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Oneida, Ltd., as of December 31, 2011 (Successor Entity) and for the periods from November 1, 2011 to December 31, 2011 (Successor Entity) and January 1, 2011 to October 31, 2011 (Predecessor Entity) incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits filed on such form that are related to such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•

Our Current Reports on Form 8-K dated January 31, 2013, February 1, 2013, March 5, 2013, March 28, 2013, April 2, 2013 (solely with respect to Item 8.01 therein), April 12, 2013 (solely with respect to Item 8.01 therein), April 29, 2013, May 9, 2013, May 20, 2013 (solely with respect to Item 8.01 therein), May 21, 2013, May 24, 2013, May 28, 2013, June 18, 2013 (two reports, solely with respect to Item 5.02 and 8.01 therein), July 8, 2013, August 20, 2013 and August 28, 2013 and our Current Report on Form 8-K/A dated May 28, 2013.

•	Our definitive proxy statement/prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 10, 2013.

•

The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-177730), initially filed with the SEC on October 14, 2011, as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A (File No. 001-35437) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended on February 22, 2012, and any amendment or report updating that description.

•

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement, and subsequent to the date of the prospectus and prior to the termination of the offering to which this prospectus relates.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC and none of the exhibits filed on such form that are related to such items will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

EveryWare Global, Inc.

Attention: General Counsel

519 North Pierce Avenue

Lancaster, OH 43130

(740) 681-2500

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$9,248
FINRA filing fee	33,845
Accounting fees and expenses	5,000
Legal fees and expenses	75,000
Miscellaneous	10,000

Total(1)	$133,093

(1)	Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15.	Indemnification of Directors and Officers.

Delaware

Our third amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”).

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our third amended and restated certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification thereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our third amended and restated certificate of incorporation.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Ohio, on September 3, 2013.

EVERYWARE GLOBAL, INC.

/s/ John K. Sheppard
John K. Sheppard
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities and on September 3, 2013:

Signature	Capacity

*	Chairman of the Board of Directors
Daniel Collin

*	Vice Chairman of the Board of Directors
Thomas J. Baldwin

/s/ John K. Sheppard	President, Chief Executive Officer and Director (principal executive officer)
John K. Sheppard

*	Executive Vice President and Chief Financial Officer (principal financial officer)
Bernard Peters

*	Vice President of Finance and Corporate Controller (principal accounting officer)
Michael Jurbala

*	Director
Stephen Presser

*	Director
Barry L. Kasoff

Signature	Capacity

*	Director
Ronald McCray

*	Director
William Krueger

*	Director
Joseph A. De Perio

*	Director
Ron Wainshal

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named officers and directors of EveryWare Global, Inc. and filed with the Securities and Exchange Commission.

/s/ John K. Sheppard
John K. Sheppard
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 31, 2013).

2.2	Amendment No. 1 to the Business Combination Agreement and Plan of Merger, dated as of May 8, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare Global, Inc. (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on May 9, 2013).

3.1	Third Amended and Restated Certificate of Incorporation of EveryWare Global, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on May 28, 2013).

3.2	Amended and Restated Bylaws of EveryWare Global, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on May 28, 2013).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on May 28, 2013).

4.2	Warrant Agreement, dated as of February 22, 2012, between Continental Stock Transfer & Trust Company and EveryWare Global, Inc. (formerly, ROI Acquisition Corp.) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 6, 2012).

4.3	Amendment No. 1, dated as of May 21, 2013, to the Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K filed on May 28, 2013).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed on May 28, 2013).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Rothstein Kass.

23.2	Consent of BDO USA, LLP.

23.3	Consent of BDO USA, LLP.

23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page hereto).

*	Previously filed.